Exhibit 99.1

RLI DECLARES REGULAR AND SPECIAL DIVIDEND

PEORIA, ILLINOIS, November 10, 2016 -- RLI Corp. (NYSE: RLI) – The RLI Corp. board of directors has declared a fourth quarter special cash dividend of $2.00 per share of common stock, which is expected to total approximately $88 million, and a regular quarterly cash dividend of $0.20 per share, unchanged from the prior quarter. Both dividends are payable on December 23, 2016, to shareholders of record as of November 30, 2016.

 “Over the last decade, RLI has shown a strong commitment to creating shareholder value, and we are pleased to continue sharing those rewards with our shareholders through special dividends,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “Including today’s announced dividends, we will have returned more than $1.2 billion to shareholders over the last ten years.”

RLI’s special dividends may or may not occur in the future. Any determination to declare a special dividend, as well as the amount of any special dividend, is based on the company’s financial position, earnings, market conditions and other relevant factors at that time, as determined by the board of directors.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company. RLI has paid and increased regular dividends for 41 consecutive years and delivered underwriting profits for 20 consecutive years. To learn more about RLI and its 50-year history of financial strength, visit www.rlicorp.com.

MEDIA CONTACT

Aaron Jacoby

Vice President, Corporate Development

309-693-5880

Aaron.Jacoby@rlicorp.com

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